FORM:  NBAP
                                                              U.S./Non-Apparel
                                                              PR

LICENSEE:     THE TOPPS COMPANY, INC.        RETAIL PRODUCT LICENSE AGREEMENT
ADDRESS: One Whitehall Street
         New York, NY 10004

THIS RETAIL PRODUCT LICENSE AGREEMENT is entered into by NBA Properties, Inc. ("NBAP"), with its principal office at 645 Fifth Avenue, New York, New York 10022, and the licensee listed above ("LICENSEE") with regard to the commercial use of certain names, logos, symbols, emblems, designs and uniforms and all identifications, labels, insignia or indicia thereof (the "Marks") of the National Basketball Association (the "NBA") and its Member Teams (collectively, the "NBA Marks") in combination with the names, nicknames, photographs, portraits, likenesses, signatures or other identifiable features ("Attributes") of "Current" (as defined in Paragraph 1 of the attached Standard Terms and Conditions) NBA players. On the terms of this Agreement and subject to the attached NBAP Standard Terms and Conditions, NBAP hereby grants to LICENSEE, and LICENSEE hereby accepts, the non-exclusive (except as otherwise expressly provided in this Agreement) right and license to use the Marks of the Member Teams, the silhouetted dribbler logo (the "NBA Logo") and NBA Marks, NBA All-Star Weekend and NBA Playoffs and Finals (collectively, the "Licensed Marks") in combination with the names, photographs, likenesses, NBA statistics and biographical information (and such additional Attributes as NBAP may specifically approve on a case-by-case basis from time to time) of all Current NBA Players (on a group basis and to the extent NBAP can convey such rights in accordance with the Group License Agreement between NBAP and the National Basketball Players Association ("NBPA") (or its successor) ("Player Attributes")) in accordance with the terms of this Agreement (the "Licensed Attributes") (including the usage of multiple player requirements set forth in Paragraph A below), in either case, solely in connection with the manufacture, distribution, advertisement, promotion and sale of the products described in Paragraph A below including one or more of the Licensed Marks ("Licensed Products"). No license or right is granted for the use of the Licensed Marks for any purpose other than on the Licensed Products and in the distribution, advertisement, promotion and sale of the Licensed Products in accordance with this Agreement.

A.   LICENSED PRODUCTS:

     Trading Cards: trading card products as approved by NBAP pursuant to this Agreement. During the Term (as defined below), LICENSEE shall make up to (Information subject to request for confidential treatment.) "Releases" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions) in the 1st Contract Year and up to (Information subject to confidential treatment.) in each of the 2nd and 3rd Contract Years.
     (Information subject to confidential treatment.)
     (Information subject to confidential treatment.)
     (Information subject to confidential treatment.)

B.   TERM:  As of August 1, 1998 to July 31, 2001  (the "Term").

C. TERRITORY: Licensed Products may only be distributed in the United States, the District of Columbia, U.S. territories and possessions, U.S. military bases worldwide and Canada (collectively "North America") and Australia and New Zealand (collectively, the "Territory").

D. ROYALTY RATES: LICENSEE shall pay monthly to NBAP a combined royalty and advertising and promotion payment (hereinafter referred to as "royalty") equal to the percentage of "Net Sales" (as defined in Paragraph 1 of the attached NBAP Standard Terms and Conditions) listed opposite each Licensed Product category for the territories specified below:

                                                               Australia and
                                North America                  New Zealand

Trading Cards
     Topps Brand               (Information subject to confidential treatment.)
     All Other Brands          (Information subject to confidential treatment.)

Card Art and Replica Jerseys   (Information subject to confidential treatment.)

E.   MINIMUM GUARANTEES:

     (i) Minimum Guarantees: LICENSEE guarantees that its aggregate annual royalty payments to NBAP for each Contract Year under this Agreement shall not be less than the amount set forth opposite such Contract
         Year:

         1st Contract Year: (Information subject to confidential treatment.) 2nd Contract Year: (Information subject to confidential treatment.) 3rd Contract Year: (Information subject to confidential treatment.)

    (ii) Monthly Minimum Payments: Notwithstanding anything to the contrary in Paragraph 6(a) of the NBAP Standard Terms and Conditions attached hereto, with respect to the 1st Contract Year, the minimum amount of each monthly royalty payment shall be the amount which, when added to the payments of royalties previously made for the 1st Contract Year shall be equal to:

         (Information subject to confidential treatment.)

F.   ADVERTISING AND PROMOTION:

     (i) Consistent  with NBAP's  past  practice of  creating,  undertaking  or supporting advertising and promotion activities with respect to NBAP-licensed products sold at retail, NBAP shall devote up to two percent (2%) of Net Sales (from the royalties received from LICENSEE pursuant to this Agreement) to cover the expenses incurred by NBAP in connection with such advertising and promotion activities.

    (ii) LICENSEE shall exhibit, at its sole cost and expense, a fair and representative selection of Licensed Products at every trade show LICENSEE attends and where the exhibition of sports trading cards would be appropriate.

G. SELLING PRACTICES: LICENSEE acknowledges NBAP's legitimate and reasonable interest in protecting the value of the NBA Marks and maximizing the effectiveness of its advertising, promotion and distribution efforts by segmenting the classes of trade into which its licensees sell NBAP-licensed products. Therefore, LICENSEE acknowledges that a failure to comply with the selling practices set forth in this Paragraph shall cause significant harm to NBAP's efforts to effectively and efficiently distribute NBAP-licensed products.

H. MEDIA AND EVENT SUPPORT:LICENSEE shall expend on NBA media and events during each Contract Year an amount no less than the amount set forth opposite such Contract Year:

     1st Contract Year: (Information subject to confidential treatment.) 2nd Contract Year: (Information subject to confidential treatment.) 3rd Contract Year: (Information subject to confidential treatment.)

     The specific allocation of the funds to be spent pursuant to this Paragraph H shall be as mutually agreed upon by NBAP and LICENSEE. Notwithstanding the foregoing, if a Work Stoppage causes the 1998-99 NBA Regular Season to be delayed, LICENSEE shall receive a credit against LICENSEE's 1st Contract Year NBA media and event support obligation in an amount equal to (Information subject to confidential treatment.) for each thirty (30) day period such Season is delayed (it being understood that the aggregate amount of any such relief shall be pro-rated for any delay of the 1998-99 NBA Season less than thirty (30) days). In addition, if either of the 1999-2000 or the 2000-2001 NBA Season is delayed as a result of a work stoppage, LICENSEE shall receive a credit against LICENSEE's NBA media and event support obligation for the applicable Contract Year (e.g., LICENSEE's 2nd Contract Year NBA media and event support obligation for a delay of the 1999-2000 NBA Season) in an amount equal to (Information subject to confidential treatment.) for each thirty (30) day period such Season is delayed (it being understood that the aggregate amount of any such relief shall be pro-rated for any delay of such Season less than thirty (30)
     days).


AGREED TO AND ACCEPTED, subject                      AGREED TO AND ACCEPTED:
to and incorporating the attached NBAP               NBA PROPERTIES, INC.
Standard Terms and Conditions which
the undersigned has read:
THE TOPPS COMPANY, INC.                              By:________________________
                                                          Harvey E. Benjamin
                                                          Senior Vice President,
                                                          Business Affairs

By:__________________________
Title:_________________________                      Dated:_____________________

                       NBAP STANDARD TERMS AND CONDITIONS


1.   ADDITIONAL DEFINITIONS
     For the purposes of this Agreement:
     (a) "Contract Year" shall mean a twelve (12) month accounting period commencing August 1 and concluding July 31.

     (b) "Counterfeit Goods" shall mean and include:(i) goods that bear any NBA Mark that has been reproduced and/or affixed without authorization from NBAP; (ii) goods that bear any NBA Mark produced by any source in excess of an amount ordered by an NBAP licensee; and (iii) goods that bear any NBA Mark that have been rejected by NBAP or an NBAP licensee and nevertheless enter the stream of commerce.

     (c) "Current" (as used with respect to players) shall mean (i) a player on an NBA team roster as of the time of LICENSEE's submission of its player list for NBAP approval, or use, (ii) in the event of a LICENSEE's submission during the "off-season," players that were on an NBA team roster at the end of the preceding regular season and have not announced their retirement or an intention to play basketball in a professional league other than the NBA, and (iii) such other players as NBAP may approve for use on a case-by-case basis.

     (d) "Diverted Goods" shall mean and include any goods produced by someone acting on behalf of an NBAP licensee, which goods are not delivered by the producer to such licensee or to a person designated by such licensee to receive such goods.

     (e) (i) "NBA Photo" means any photograph (which shall specifically include transparencies, negatives and any other photographic property created) of a current NBA player taken by any party during an NBA game, competition, event or NBA-coordinated activity (e.g., Pre-Draft Camps, Rookie Orientation, player appearances, etc.), or in which such a player is pictured in his NBA team or League issued uniform or practice wear or NBA-identified merchandise. (ii) "Commissioned Photo" shall mean any NBA Photo taken by a photographer engaged by LICENSEE on or after October 1, 1993 and in accordance with Paragraph 2 below.
     (f) (i) "Net Sales" shall mean (Information subject to confidential treatment.)
     (g) "Parallel Goods" shall mean and include Licensed Products transferred outside of the Territory or brought into the Territory in violation of this Agreement.
     (h) "Premium" shall mean anything given free or sold at substantially less than its usual selling price (but does not include sales made pursuant to periodic price reductions resulting from "specials," "sales," or volume pricing discounts) for the purpose of increasing the sale of, or publicizing, any product or service, or other giveaway or promotional purpose. Other giveaway or promotional purposes include, but are not limited to, self-liquidating offers, uses of Licensed Products as sales force or trade incentives and sales of Licensed Products through distribution schemes involving earned discounts or "bonus" points based on the consumer's use of the offeror's product or service.
     (i) "Release" means each series of a Licensed Product issued in series(for example, Stadium Club Series I and Stadium Club Series II would each be counted as a release) and each Licensed Product not issued in series (for example, Bowman's Best would be counted as a release).
     (j) "Set" means all the cards in all series of a Licensed Product issued in series and in each Licensed Product not issued in series.
2.   ARENA  ACCESS;   EXPENSES
     (a) (Information  subject  to  confidential treatment.)
     (b) Expenses & Responsibilities: All expenses related to assignments performed by LICENSEE's photographers hereunder shall be paid by LICENSEE. Such expenses include, but are not limited to: the purchase, installation and shipping of strobes; all travel expenses; purchase and shipment of film; building and union fees if applicable; and any and all other expenses deemed necessary by LICENSEE or NBAP to perform photographic assignments hereunder. All film exposed by photographers in connection with assignments performed hereunder shall be shipped, via overnight delivery, unprocessed to the offices of NBA PHOTOS (450 Harmon Meadow Boulevard, Secaucus, New Jersey 07094) on the next business day following the day of the assignment. All shipping costs shall be paid by LICENSEE or its photographers, and NBA PHOTOS shall pay processing expenses. If permission is granted to LICENSEE or its photographer to process exposed film, LICENSEE or the photographers shall pay the cost of processing. On occasion, NBAP may desire to send originals from a specific game or games to an NBAP client or NBA team prior to sending them to LICENSEE. (Information subject to confidential treatment.). In the event LICENSEE does not respond within two (2) business days, NBA PHOTOS may submit the materials to its client or team provided that such a submission by NBA PHOTOS does not knowingly interfere with LICENSEE's ability to meet its production deadlines and does not violate the provisions of Paragraph 3(b) below. NBAP shall catalog, label and duplicate all of the Commissioned Photos selected by NBAP for inclusion in the NBA PHOTOS' archives and shall send to LICENSEE within five (5) business days after receipt of the exposed film all originals of Commissioned Photos along with a set of duplicates. NBAP shall pay all costs associated with duplication.

         LICENSEE shall review all original materials and return to NBA PHOTOS, within ten (10) business days from its receipt thereof, any originals not selected by LICENSEE for use on Licensed Product. Commissioned Photos selected for use on Licensed Product shall be returned by
         LICENSEE to NBA PHOTOS upon request. LICENSEE shall make every reasonable effort to provide NBA PHOTOS with timely access to any materials being held by LICENSEE.
3.   RIGHTS IN COMMISSIONED PHOTOS
     All Commissioned Photos shall become and remain the property of NBAP as provided under Paragraph 10(d) below.
     (a) NBAP's rights in Commissioned Photos shall include, but not be limited to: (i) the unrestricted and exclusive reproduction rights throughout the world, without name credit, for advertising, trade, or art purposes or any other lawful purpose; (ii) the exclusive right throughout the world to protect the Commissioned Photos by copyrights, in NBAP's name and for its benefit, including the right to secure extensions and renewals of such copyrights, in NBAP's name and for NBAP's benefit; (iii) the right to alter, retouch or crop the Commissioned Photos in any way; (iv) the right to license, distribute, assign or transfer any right, title, interest or copyright in the materials or otherwise dispose of the Commissioned Photos or any portion thereof for any purpose and in any manner except as otherwise noted in Paragraph 3(b) below; and (v) all subsidiary rights.
     (b) NBAP shall have exclusive rights and privileges in, to, and in connection with the Commissioned Photos during the full terms of any copyrights relating to the materials and all renewals and extensions thereof to: (i) create from the Commissioned Photos any form or medium now known or hereafter to become known, including but not limited to, all formats of electronic, magnetic, digital, laser or optical based media (a "Converted Work"); (ii) reproduce any Converted Works; (iii) prepare and reproduce any audible segments based on the Commissioned Photos ("Audio Segment"); (iv) prepare and reproduce any video or motion picture segments based on the Commissioned Photos ("Visual Segment"); (v) prepare and reproduce any composition which includes any combination of the Commissioned Photos, a Converted Work, an Audio Segment or a Visual Segment ("Products"); (vi) prepare and reproduce any derivative works based on the materials ("Derivative Products");
         (vii) prepare and reproduce any compilations which include the Commissioned Photos, Converted Works, products or Derivative Products ("Product Compilations"); (viii) distribute copies in any form of the materials, Converted Works, Products, Derivative Products or Product Compilations by sale, lease, license or lending; (ix) transmit, download or otherwise transfer or distribute, the Commissioned Photos, Converted Works, Products, Derivative Products or Product Compilations; (x) perform the Converted Works, Products, Derivative Products or Product Compilations; and (xi) display the Commissioned Photos, the Converted Works, Products, Derivative Products or Product Compilations. NBAP hereby grants to LICENSEE the right, in perpetuity, to use any of the Commissioned Photos on any of its Licensed Products without any usage fees. NBAP shall not license (or otherwise authorize) the use of any Commissioned Photos to any other entity that manufactures or distributes trading cards or stickers, nor shall NBAP or any of its affiliated entities use the Commissioned Photos in connection with NBAP-produced or manufactured trading cards or stickers. All Commissioned Photos selected by LICENSEE for use on Licensed Product shall not be knowingly licensed (or otherwise authorized) by NBAP to any other individual or entity (excluding the NBA or any member team) for use in the U.S., Canada, Australia, New Zealand or any other country or region where LICENSEE is then-licensed under this Agreement for a period beginning with the date of LICENSEE's selection of such photo and expiring ninety (90) days after the first day of shipment by LICENSEE of the product utilizing the Commissioned Photo. (Information subject to confidential treatment.)

4.   SHARED PHOTO LICENSING REVENUES
     (Information subject to confidential treatment.)
5.   TEAM REPRESENTATION
     Unless otherwise approved in writing by NBAP, one NBA Set within LICENSEE's basic line must include individual cards of a minimum of six (6) players from each Member Team and utilize the respective team's full logo on a mutually agreeable location on the card. (Other product lines can have fewer than 6 players from each team but such minimum player requirement shall be subject to NBAP's approval.) All designs of the Licensed Products using the Licensed Marks, including any packages, containers or tags, shall be subject to NBAP's prior written approval and shall be used solely in furtherance of this Agreement, and such designs will not be used in any other respect by LICENSEE nor will LICENSEE authorize any third party to use such designs. Notwithstanding the foregoing, NBAP acknowledges that LICENSEE may hold other licenses pursuant to which LICENSEE manufactures, distributes or sells products similar in design to the Licensed Products and nothing in this Agreement is intended to prohibit LICENSEE's manufacture, distribution or sale of such products not bearing or relating to the Licensed Marks.
6.   STATEMENTS AND PAYMENTS; REPORTING
     (a) Statement and Payments: By the fifteenth (15th) day following the end of each month, LICENSEE shall wire transfer to NBAP the "Monthly Minimum Payment" (as defined below), and within fifteen (15) days (i.e., by the 30th day following the end of each month) of each such payment, shall furnish (on forms provided by or approved by NBAP) full and accurate statements (on a country-by-country and unit basis, if more than one country is contained within the definition of the
         Territory),   certified  by  an  officer  of  LICENSEE,   showing  all
         information relating to the calculation of Net Sales for the preceding month. Simultaneously with the submission of such statement, LICENSEE shall wire transfer to NBAP the overage, if any, with respect to the Monthly Minimum Payment made and the actual earned royalty required for the preceding month. The minimum amount of each monthly royalty payment shall be the amount which, when added to payments of royalties previously made for the Contract Year, shall be equal to one-twelfth (8.34%) of the Minimum Guarantee for such Contract Year required under Paragraph E above, multiplied by the number of calendar months then
         elapsed  (the  minimum   payments   under  this   sentence   shall  be
         collectively referred to as the "Monthly Minimum Payment"). Aggregate royalties paid each Contract Year may exceed the Minimum Guarantee for such Contract Year. Such monthly statements shall be furnished and the required payments made by LICENSEE whether or not there are any Net Sales for that month. All payments made by LICENSEE to NBAP under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any income, stamp or other taxes, charges, fees, deductions or withholdings. If any such taxes, charges, fees, deductions or withholdings are required by law to be withheld from any amounts payable to NBAP hereunder, the amounts so payable shall be increased to the extent necessary to yield to NBAP the amounts specified in this Agreement. All payments shall be in U.S. dollars, from a U.S. source approved by NBAP. All computations and payments shall be in U.S. dollars, at the spot rate for the local currency as published in the Wall Street Journal for the last business day of the preceding month. If LICENSEE shall fail to timely pay any amount due under this Paragraph, LICENSEE shall pay interest on such amount at a rate equal to the lesser of (i) three percent (3%) per annum over the highest prime rate (announced by Chase Bank, New York branch) prevailing during the period between the date the payment first became due and the date such payment is actually paid or (ii) the highest rate permitted by law during the period between the date the payment first became due and the date such payment is actually paid. The receipt or acceptance by NBAP of any of the statements furnished or royalties paid by LICENSEE (including the cashing of any royalty checks) shall not preclude NBAP from questioning their accuracy at any time, auditing LICENSEE's books and records pursuant to Paragraph 15 or claiming any shortfall in royalty payments, or advertising and promotion payments. In order to assist with NBAP's annual budget process, upon NBAP's request, each Contract Year, LICENSEE shall deliver a statement detailing LICENSEE's projections for sales of each Licensed Product for the following Contract Year, broken down on a quarterly basis.
     (b) No Cross Collateralization: Any royalty payment for a unit of Licensed Product sold shall only be applied against the Minimum Guarantee for such Licensed Product for the Contract Year in which the unit of such Licensed Product was sold (i.e., any shortfall in, or payment in excess of, the Minimum Guarantee for a Contract Year may not be offset or credited against the Minimum Guarantees for any other Contract Year, against any other Licensed Product or against any other NBA license (including premium license agreements entered into pursuant to Paragraph 8 hereof) held by LICENSEE).
7.   NON-RESTRICTIVE GRANT; RIGHTS RESERVED
     Nothing in this Agreement shall prevent NBAP from granting any other licenses and rights. All rights not specifically granted in this Agreement are expressly reserved by NBAP. No right of renewal or option to extend is granted or implied and LICENSEE shall have no right to continue manufacturing or selling Licensed Products or to continue holding itself out as a licensee of NBAP after the expiration or termination of this Agreement except as provided in Paragraph 17.
8.   PREMIUMS
     Licensed Products shall not be used as a Premium without the prior written approval of NBAP in each instance and unless specifically authorized pursuant to a separate agreement with NBAP. Nothing in this Agreement shall prohibit LICENSEE from marketing Licensed Products using creative techniques consistent with industry practice, including, but not limited to, periodic "specials," "sales," or volume discount prices, so long as all receipts are accounted for in Net Sales and in accordance with this Agreement.
9.   GOODWILL
     LICENSEE recognizes that (i) a portion of the value of the NBA Marks is attributable to goodwill, (ii) the goodwill attached to the NBA Marks belongs exclusively to NBAP, the NBA and its Member Teams and (iii) that such NBA Marks have secondary meanings in the minds of the public. LICENSEE shall not, during the Term or thereafter, challenge (y) the property rights of the Member Teams, whether severally owned or held in association as the NBA, or NBAP's property rights, in and to NBA Marks, or (z) the validity, legality or enforceability of this Agreement.
10.  PROTECTION OF RIGHTS
     (a) Unauthorized Activities: LICENSEE shall promptly notify NBAP in writing of any infringements of the Licensed Marks or the Licensed Products or the sale of any Licensed Products outside the Territory (e.g., unauthorized importation/exportation of goods) which may come to LICENSEE's attention. NBAP shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or unauthorized importation/exportation. LICENSEE agrees not to contact any third party, not to make any demands for claims and not to institute any suit or action on account of such infringement of the NBA Marks or unauthorized importation/exportation of Licensed Product without obtaining the express prior written permission of NBAP in each instance.
     (b) Assistance in Protecting Marks:LICENSEE shall cooperate to the fullest extent reasonably necessary to assist NBAP in the protection of the rights of NBAP, the NBA and the Member Teams in and to the Licensed Marks. LICENSEE shall cooperate with NBAP in its enforcement efforts, including, subject to LICENSEE's approval (which approval shall not be unreasonably withheld), being named by NBAP as a complainant in any action against an infringer. NBAP shall reimburse LICENSEE for any reasonable out-of-pocket costs actually incurred by LICENSEE in providing such cooperation and assistance. LICENSEE shall pay to NBAP, and waives all claims to, all damages or other monetary relief recovered with respect to the NBA Marks in any such NBAP-initiated action by reason of a judgment or settlement (other than for reasonable attorneys' fees and expenses incurred at NBAP's request).
     (c) Ownership of Marks: LICENSEE acknowledges that NBAP and/or the Member Teams are the exclusive owners of the Licensed Marks. Any intellectual property rights in the Licensed Marks that may accrue to LICENSEE shall inure to the benefit of NBAP and shall be assigned to NBAP upon its request. Any copyright, trademark or service mark used or procured by LICENSEE with respect to or involving the Licensed Marks, derivations or adaptations of the Licensed Marks, or any word, symbol or design which is similar to the Licensed Marks so as to suggest association with or sponsorship by the NBA, one of its Member Teams or any of their affiliates, shall be procured for the benefit of and in NBAP's name, but at LICENSEE's expense, notwithstanding their creation by LICENSEE. LICENSEE shall take all necessary steps to secure an assignment to NBAP of the copyright from a creator of work that is not work-for-hire. Any copyright, trademark or service mark affecting or relating to the Licensed Marks already procured or applied for shall be assigned to NBAP. LICENSEE shall supply NBAP with any necessary supporting materials required to obtain copyright or trademark registrations of any copyrights or trademarks required to be assigned to NBAP under this Agreement. NBAP acknowledges that nothing in this Paragraph or Agreement shall be construed as granting or conveying to NBAP any rights with respect in or to LICENSEE's present, past or future trademarks or trade names or other intellectual property rights, and trade names and brand names used across multiple sports and not incorporating any NBA Marks.
     (d) Ownership of Commissioned Photos: All Commissioned Photos shall become and remain the property of NBAP, and shall be considered "works-for-hire" for NBAP within the meaning of the United States Copyrights Law (the "Copyright Law") for all purposes and may, without delay or restriction, be registered in the name of NBA PHOTOS with the U.S. Copyright Office of the Library of Congress (the "Copyright Office") and such other national or multinational registries in which NBAP may elect to effect such filings. If, for any reason, the Commissioned Photos are held not to be "works-for-hire", LICENSEE hereby assigns to NBAP all rights LICENSEE has, throughout the world and in perpetuity, in the Commissioned Photos. Accordingly, in consideration of NBAP's obligations under this Agreement, all rights in the Commissioned Photos shall be owned exclusively by NBAP. LICENSEE shall not have or claim to have any right of any kind whatsoever in such materials other than as set forth herein, and LICENSEE agrees to execute any documents necessary to transfer all rights and title in the materials to NBAP. NBAP shall be considered to be the "Author" of any and all such works under applicable international laws and treaties and have the sole right and entitlement accorded "Authors" thereunder. LICENSEE hereby appoints NBAP as "Attorney-In-Fact" for the purpose of executing any documents reasonably necessary to implement the terms of this Agreement. LICENSEE shall secure copyright for NBAP (by such means as are reasonably appropriate, e.g., use of C notice or registration in the Copyright Office) of all Commissioned Photos. To the extent permitted by law, all Commissioned Photos shall be commissioned by LICENSEE as "works-for-hire" for NBAP within the meaning of the Copyright Law, for all purposes, and may, without delay or restriction, be registered in the name of NBAP with the Copyright Office and such other national or multinational registries in which NBAP may elect to effect such filings. LICENSEE shall require all photographers performing assignments for LICENSEE in connection with this Agreement to sign a copy of an agreement in the form of Exhibit A (or in such other form as LICENSEE may elect to utilize subject to NBAP's prior approval as to its legal sufficiency and content), which grants and assigns to NBAP all copyright and ownership of any and all Commissioned Photos created by the photographers in connection with this Agreement. LICENSEE shall submit to NBAP fully executed agreements in the form of Exhibit A, or other NBAP approved form of documentation as provided above, for each photographer prior to performing assignments in connection with this Agreement. In the alternative, consistent with LICENSEE's past practice, LICENSEE can continue to have its photographers grant and assign to LICENSEE all copyright and ownership in Commissioned Photos and LICENSEE then in turn conveying same to NBAP as provided above.
     (e) Notices, Labeling and Records: In every instance in which any Licensed Mark is used free-standing in any Licensed Product or promotional materials design (i.e., not appearing as embodied in or on a uniform, equipment, etc.), LICENSEE shall include the notice "TM," "R," "C" or such other copyright, trademark or service mark notices (including the form, location and content of such notices) as NBAP may reasonably designate from time-to-time. In addition, the following general notice (in the English language, and in the language of any foreign country where the Licensed Products will be sold in such foreign language subject to space limitations and the requirements of local law) must be included on the packaging of the Licensed Product:
               "The  NBA  and   individual   NBA  member  team   identifications
               reproduced  on  this  product  are  trademarks  and   copyrighted
               designs,  and/or other forms of intellectual  property,  that are the exclusive property of NBA Properties, Inc. and the respective
               NBA  member  teams  and may not be  used,  in  whole  or in part, without the written consent of NBA Properties, Inc."
          LICENSEE shall: (i) cause each card to bear the NBA Logo together with the NBAP C notice in such place, and in such prominence, as NBAP may reasonably designate from time-to-time, (ii) include on the product box and wrapper the "Official Licensed Product" logo and the NBAP C notice in such place, and in prominence, as NBAP may reasonably designate from time-to-time, (iii) faithfully comply with and adhere to NBAP's mandatory hologram "Official Licensed Product" identification system or such system(s) as NBAP may from time-to-time require including, but not limited to, identification devices, shipment tracking, identification and anti-counterfeiting systems, stickers and labels that NBAP may establish from time-to-time, (iv) unless approved in writing by NBAP, not cross-license or otherwise use other licensed properties or other Marks with the Licensed Products or Licensed Marks, and (v) keep appropriate records, and advise NBAP, of the date when each of the Licensed Products is first placed on sale or sold in each country of the Territory and the date of first use in each country of each different Licensed Mark on the Licensed Products and any promotional or packaging materials. If NBAP requires the incorporation of an anti-counterfeiting device on individual cards that adds a direct manufacturing cost (other than a de minimus cost) to the Licensed Products, NBAP shall make a reasonable equitable adjustment to LICENSEE's obligations under this Agreement.
     (f) Recordation and Registered User Applications: With respect to those countries in which LICENSEE may distribute and which require applications to register LICENSEE as a permitted or registered user of the Licensed Marks, or which require the recordation of this
          Agreement, LICENSEE shall execute and deliver to NBAP such applications, agreements or other documents as may be necessary. In such event, this Agreement rather than such agreements will govern any disputes between LICENSEE and NBAP, and when this Agreement expires or is terminated, any such other agreement shall also be deemed expired or terminated.
     (g) LICENSEE Trade Names and Trademarks: LICENSEE shall permanently affix labeling on each Licensed Product or its packaging, indicating its name, trade name and address so that the public can identify the supplier of the Licensed Product. Prior to any distribution or sale of any Licensed Products, LICENSEE shall advise NBAP in writing of LICENSEE's trade names or trademarks used on Licensed Products and the proposed placement of such trade names and trademarks on the Licensed Products. Set forth as Schedule A hereto is a list of all LICENSEE's trade names and trademarks approved by NBAP as of the date of execution of this Agreement. LICENSEE shall only sell Licensed Products under mutually agreed upon trade names or trademarks and with approved copyrighted designs, shall not incorporate the Licensed Marks into LICENSEE's corporate or business name or trademark in any manner whatsoever and shall place its trade names and trademarks on Licensed Products only as approved by NBAP. NBAP shall not unreasonably withhold approval as to the trademarks and trade names of LICENSEE proposed for use by LICENSEE during the Term. As requested by NBAP, LICENSEE shall supply NBAP, in advance of shipping any Licensed Products, with at least twelve (12) copies of each type of its stickers, product boxes, labels and other markings of origin for use in identifying and authenticating Licensed Products in the marketplace. LICENSEE shall not use, whether during or after the Term, any Marks: (i) in connection with the Licensed Marks without NBAP's authorization, (ii) confusingly-similar to the Licensed Marks, or
          (iii) intended to relate or refer to the Licensed Marks, the Member Teams or events involving Member Teams.
11.  INDEMNIFICATIONS
     (a) LICENSEE shall be solely responsible for, and shall defend, hold harmless and indemnify NBAP, NBA Entertainment, Inc. ("NBAE"), the NBA and its Member Teams and the NBPA and their respective affiliates, owners, directors, governors, officers, employees and agents (collectively "NBA Parties") against, any claims, demands, causes of action or damages, including attorneys' fees (collectively, "Claims"), arising out of: (i) any breach of this Agreement by LICENSEE, any Third Party Contributor (as defined in Paragraph 14(b) below) or any other entity acting on LICENSEE's behalf (whether or not approved by NBAP pursuant to this Agreement), (ii) the manufacture, distribution, advertisement, promotion, sale, possession or use of any Licensed Product (including, but not limited to, claims relating to (w) any defect (whether obvious or hidden and whether or not present in any sample approved by NBAP) in a Licensed Product or in any packaging or other materials (including advertising materials), (x) any alleged injuries to persons or property, (y) any infringement of any rights of any other person or entity or (z) the alleged failure by LICENSEE to comply with applicable laws, regulations and standards or the terms of the NBAP Code of Conduct, as amended from time to time by NBAP (the "Code of Conduct"), attached hereto as Exhibit A) or (iii) any claim (except as to those for which LICENSEE is entitled to indemnification by NBAP under subparagraph (b) below) that the use of any Commissioned

          Photo violates or infringes upon the copyright or other intellectual property rights of any third party, or (iv) any claim that any Licensed Product or element thereof (other than the Licensed Marks) violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party, provided LICENSEE is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, NBAP shall cooperate fully with and assist LICENSEE in all respects in connection with any such defense. LICENSEE shall reimburse NBAP for all reasonable out-of-pocket costs actually incurred by NBAP in connection with such cooperation and assistance. In any instance to which such indemnities pertain, LICENSEE shall not enter into a settlement of such Claim or admit liability or fault with respect in or to the NBA Marks without NBAP's prior written approval. LICENSEE shall obtain and maintain product liability insurance providing protection for the NBA Parties against any Claims arising out of any alleged defects in the Licensed Products or any use of the Licensed Products, in the amount of one million dollars ($1,000,000) (including the amount of the deductible). Such insurance shall be carried by an insurer with a rating by A.M. Best & Co. of A-7 or other rating satisfactory to NBAP. Such insurance policy shall also provide that NBAP receive written notice within thirty (30) days prior to the effective date of the cancellation, non-renewal or any material change in coverage. In the event that LICENSEE fails to deliver to NBAP a certificate of such insurance evidencing satisfactory coverage prior to NBAP's execution of this Agreement, NBAP shall have the right to terminate this Agreement at any time. Such insurance obligations shall not limit LICENSEE's indemnity obligations, except to the extent that LICENSEE's insurance company actually pays NBAP amounts which LICENSEE would otherwise be obligated to pay NBAP.
     (b) NBAP shall be solely responsible for, and shall defend, hold harmless and indemnify LICENSEE, its directors, officers, employees and agents against any Claims arising out of: (i) a claim that the use of the Licensed Marks as specifically approved by NBAP in accordance with the terms of this Agreement violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party in or to the Licensed Marks, (ii) a claim that the use of the Licensed Attributes on Licensed Products, or in advertising or promotional materials, as specifically approved by NBAP in accordance with the terms of this Agreement violates or infringes upon the right of privacy or right of publicity or any other common law right of any NBA player, (iii) a claim arising out of LICENSEE's compliance with terms and conditions of this Agreement relating to the procurement of NBA Photos and Commissioned Photos for use on Licensed Product (and NBA-identified advertising and promotion materials), or
          (iv) any breach of this Agreement by NBAP, provided NBAP is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, LICENSEE shall cooperate fully with and assist NBAP in all respects in connection with any such defense. NBAP shall reimburse LICENSEE for all reasonable out-of-pocket expenses actually incurred by LICENSEE in connection with such cooperation and assistance. In any instance to which such indemnities pertain, NBAP shall not enter into a settlement of such Claim or admit liability or fault without LICENSEE's prior written approval.
12.  QUALITY; APPROVALS; SAMPLES
     LICENSEE shall cause the Licensed Products to meet and conform to high standards of style, quality and appearance. In order to assure NBAP that it is meeting such standards and other provisions of this Agreement, LICENSEE shall comply with the following:
     (a)  (Information subject to confidential treatment.)
     (b)  (Information subject to confidential treatment.)
     (c) Use of NBA Photos and Footage:Any NBA Photo or NBA game action footage that LICENSEE uses in connection with the Licensed Products must be obtained from NBAE or NBA PHOTOS (as applicable), other than with respect to Commissioned Photos, and shall be subject to NBAE and NBA PHOTOS respective usage agreements, and prevailing search and edit charges for NBAP card licensees (and which charges shall be no greater than those charged any other NBAP card licensees) and any applicable use or holding fee. All NBA Photos must be returned to NBA PHOTOS in their original slide mount or sleeve with the photo identification number/bar code number intact or a service fee shall be assessed LICENSEE in accordance with the terms of NBA PHOTOS usage agreement.
     (d) Rejections and Non-Compliance: All submissions or samples not approved by NBAP shall promptly be destroyed by LICENSEE. LICENSEE shall advise NBAP regarding the time and place of such destruction (in sufficient time to arrange for an NBAP representative to witness such destruction, if NBAP so desires) and such destruction shall be attested to in a certificate signed by one of LICENSEE's officers and submitted to NBAP within fifteen (15) days of the date on which the sample was not approved. In the event of LICENSEE's unapproved or unauthorized manufacture, distribution, use or sale of any products or materials bearing the Licensed Marks, including promotional materials, or the failure of LICENSEE to comply with Paragraphs 10(e), 10(g), 12 or 14(c), NBAP shall have the right to: (i) immediately revoke LICENSEE's rights with respect to such Licensed Product licensed under this Agreement, and/or (ii) at that LICENSEE's expense, confiscate or order the destruction of such unapproved, unauthorized or non-complying products. In the event of LICENSEE's failure to comply with the material terms of the aforementioned Paragraphs, within thirty (30) days after LICENSEE's receipt of notice of such breach, LICENSEE shall pay in accordance with Paragraph 16 below all royalties and Minimum Guarantees due NBAP with respect to the Licensed Product for which rights have been revoked. Such right(s) shall be without prejudice to any other rights NBAP may have under this Agreement or otherwise. If NBAP obtains a substitute licensee for the Licensed Products produced by LICENSEE and rights to which have been revoked hereunder, NBAP shall credit all revenues received from such substitute licensee with respect to such Licensed Product against LICENSEE's obligations for the Minimum Guarantees.
     (e) Testing Requirements: LICENSEE shall follow reasonable and proper procedures for testing the Licensed Products for compliance with laws, regulations, standards and procedures. Licensed Products that do not comply with applicable laws, regulations, standards and procedures shall be deemed unapproved, even if previously approved by NBAP, and shall not be shipped unless and until LICENSEE can demonstrate to NBAP's satisfaction that such Licensed Products have been brought into full compliance.
     (f) Revocation of Approval: In the event that: (i) the quality, appearance or style of any Licensed Product previously approved by NBAP ceases to be acceptable to NBAP because of a material change in the quality, appearance or style of the Licensed Product, (ii) LICENSEE uses the Licensed Marks improperly or violates any material term of this Paragraph 12 or (iii) there is an event or occurrence relating to any player depicted in a Licensed Product which, in the good faith opinion of NBAP, defames or brings into disrepute, or reflects unfavorably upon NBAP, the NBA or any of its Member Teams, then, in any such event, NBAP shall have the right, in its sole discretion, to withdraw its approval of such Licensed Product. In the event of such withdrawal, NBAP shall provide immediate written notice to LICENSEE and LICENSEE shall cease the use of the Licensed Marks and Licensed Attributes in connection with the sale, distribution, advertisement or use of such Licensed Product and, if practicable, such Licensed Product shall immediately be withdrawn from the market and destroyed; provided, however, that in the event of a revocation of approval pursuant to this Paragraph, NBAP and LICENSEE shall negotiate in good faith to provide for a reasonable sell-off period for such Licensed Product and an equitable adjustment to the Minimum Guarantee for such Licensed Product. If there are other Licensed Products for which approval has not been withdrawn under this subparagraph, then this Agreement shall remain in full force and effect as to such other Licensed Products. LICENSEE shall notify NBAP in writing of any Licensed Products deleted from its product lines.
13.  PROMOTIONAL MATERIAL; LIST GENERATION
     LICENSEE shall not use the Licensed Marks or Licensed Attributes, or any reproduction of the Licensed Marks or Licensed Attributes in any advertising, promotion or display material or in any other manner whatsoever without prior written approval from NBAP. LICENSEE shall furnish to NBAP, free of charge, in a computer readable form or such other format reasonably acceptable to NBAP, the names, addresses, telephone numbers and any other consumer information furnished to, and maintained by, LICENSEE resulting from participation in any NBA-themed sweepstakes, promotion or direct mail solicitation conducted by LICENSEE (and which information NBAP shall have the right to use for its marketing and research efforts as it deems appropriate; provided, however, that such information shall not be made available to LICENSEE's competitors). NBAP shall furnish to LICENSEE, free of charge, in computer readable form or such other format reasonably acceptable to LICENSEE, the names, addresses, telephone numbers and any other consumer information maintained by NBAP in connection with conducting marketing tests, surveys or other research available to the category of products comprising the Licensed Products. Under no circumstance will "lotteries," "games of chance" or any other type of promotion which NBAP believes reflects unfavorably upon the NBA or its Member Teams be approved. All copy and material depicting or using the Licensed Marks or Licensed Attributes (including display and promotional material, catalogs and press releases) shall be submitted for approval well in advance of production (but in no event less than ten (10) business days prior to the start of commercial production) to allow adequate time for NBAP, in its sole discretion, to approve, disapprove or comment upon such materials and for any required changes to be made. By way of example, no television or cinema advertising containing any Licensed Mark or Licensed Attribute may be used unless it has been approved in all stages (i.e., creative concept, script, storyboard, production "rough-cut" and final version). Unless otherwise approved by NBAP, any NBA Photo or NBA game action footage that LICENSEE uses in connection with the Licensed Products must be obtained from NBAE or NBA PHOTOS (as applicable) and shall be subject to NBAE and NBA PHOTOS respective search and edit charges and any applicable use or holding fee. Any promotional material submitted that is not approved or disapproved by NBAP within ten (10) days of its receipt by NBAP shall be deemed approved by NBAP.
14.  DISTRIBUTION; COMPLIANCE
     (a) Distribution: LICENSEE shall use its best efforts to distribute and sell, within and throughout the Territory, the Licensed Products in such manner as may be required to meet competition by reputable manufacturers of similar articles. LICENSEE shall make and maintain adequate arrangements for the distribution and timely delivery of Licensed Products to retailers within and throughout the Territory. In the event NBAP advises LICENSEE that a special promotional effort is to take place in an individual store or chain, LICENSEE shall use reasonable efforts to sell the Licensed Products to said store or chain. In addition, LICENSEE shall give the Licensed Products wide distribution and shall not, in accordance with the selling practices set forth in this Agreement and consistent with LICENSEE's customary criteria and reasonable business judgment, refrain for any reason from selling Licensed Products to any retail outlet within the Territory that may desire to purchase Licensed Products and whose credit rating and marketing image warrants such sale.
     (b) Third Party Contributors: If LICENSEE desires to use a third party manufacturer or distributor (each a "Third Party Contributor") in connection with the manufacturing of all or any part of, or the distribution of, any Licensed Product, LICENSEE must first notify NBAP of the name and address of such proposed Third Party Contributor and of the Licensed Product LICENSEE desires such Third Party Contributor to manufacture or distribute. NBAP shall have the right, in its sole discretion, to withhold approval of any proposed Third Party Contributor and may predicate its approval on any terms or conditions NBAP shall determine in its sole discretion. LICENSEE may not use a Third Party Contributor in connection with the manufacture of all or any part of, or the distribution of, any Licensed Product prior to receiving such approval from NBAP. If any of LICENSEE's Third Party Contributors uses the Licensed Marks or Licensed Attributes for any unauthorized purpose, LICENSEE shall be responsible for, and shall cooperate fully and use its best efforts in stopping, such unauthorized use. Attached as Schedule B is a true and complete list of all Third Party Contributors currently authorized by NBAP as of the date of execution of this Agreement.
     (c) Counterfeit, Diverted and Parallel Goods: LICENSEE understands and acknowledges the meanings of "Counterfeit Goods," "Diverted Goods" and "Parallel Goods" as set forth in Paragraph 1 above and LICENSEE shall not authorize or knowingly permit the creation of any such goods by its employees, agents, representatives or any others operating under its direction, supervision or control and involving the NBA Marks. LICENSEE shall use commercially reasonable efforts to stamp or imprint on all its invoices a prominent legend that states that the Licensed Products are allowed to be sold only within the Territory. In the event NBAP has good cause to believe that any of LICENSEE's authorized distributors, agents and customers are not observing territorial limits, LICENSEE shall, at the request of NBAP, inquire as to whether such party or parties are observing territorial limits and shall report in writing to NBAP the results of such inquiries. LICENSEE shall notify NBAP of all orders from, or on behalf of, a customer who LICENSEE knows is located outside the Territory or has good cause to believe intends to resell the Licensed Products outside the Territory. If LICENSEE sells Licensed Product outside the Territory, or to a customer that it knows to be reselling the Licensed Product outside the Territory, LICENSEE shall pay all NBAP's reasonable costs and expenses, including attorney's fees, required to remove such goods from the marketplace. Such right of reimbursement shall be in addition to, and not in lieu of, such other rights and relief (including injunctive relief) as may be available to NBAP.
     (d) Selling and Distributing: In the event any LICENSEE sells or distributes other major sports league licensed trading cards or stickers, LICENSEE will not discriminate in its sales and distribution practices among the products of the various leagues in a manner which adversely impacts the sale of the Licensed Products. LICENSEE may not package the Licensed Products in combination with other products, whether similar or different, without the prior written approval of NBAP.
     (e) Shipping and Anti-Counterfeiting Compliance: LICENSEE shall at all times conduct all aspects of its business in a fair and reasonable manner and in compliance with all shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may reasonably establish from time-to-time.
     (f) Conduct Requirements: LICENSEE represents and warrants to NBAP that LICENSEE shall faithfully comply with and adhere to, and LICENSEE shall use commercially reasonable efforts to ensure that all Third Party Contributors shall faithfully comply with and adhere to, all of the terms, provisions and policies contained in this Agreement, the Code of Conduct and all applicable United States and foreign laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry with regard to the conduct of all aspects of LICENSEE's (or any Third Party Contributor's) business and the manufacture, distribution, sale, testing and use of all Licensed Products (collectively, "Conduct Requirements"). NBAP and its authorized representatives shall have the right, upon reasonable prior notice and during regular business hours, to examine and audit LICENSEE to ensure compliance with the Conduct Requirements. LICENSEE shall allow NBAP access to any of its premises and personnel at all reasonable times for the purposes of such auditing. LICENSEE shall use commercially reasonable efforts in negotiating contracts with Third Party Contributors to provide NBAP and its authorized representatives with a contractual right to audit such Third Party Contributors to ensure compliance with the Conduct Requirements, including the right of NBAP to have access to the premises and personnel of any Third Party Contributor at all reasonable times for the purposes of such auditing.
     (g) Governmental Approvals: It shall be LICENSEE's sole responsibility, at its sole expense, to obtain all approvals (including, but not limited to, approvals of advertising materials) of all governmental authorities which may be necessary in connection with LICENSEE's performance under this Agreement.

     (h) NBA Store:LICENSEE acknowledges that NBAP intends to offer various NBA and/or Member Team-identified products for sale in an NBAP-owned "showcase" retail store ("NBA Store"). LICENSEE further acknowledges that it will receive a variety of tangible and intangible benefits as a result of having merchandise manufactured by LICENSEE displayed, sold and promoted at the NBA Store. Therefore, LICENSEE shall, in addition to and in consideration for the license granted under this Agreement and in consideration of the benefits it will receive from having merchandise displayed, sold and promoted at the NBA Store, offer Licensed Products to the NBA Store on terms at least as favorable as those offered to LICENSEE's most preferred high-volume customers, including price, priority of delivery, discounts, cooperative or other advertising and promotional allowances and other benefits (regardless of volume).
15.  RECORDS; AUDITS
     (a) LICENSEE shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement (including, but not limited to, sales of Licensed Products, purchases and uses of NBA hologram stickers and compliance with shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may reasonably establish from time to time). NBAP and its authorized representatives shall have the right, at all reasonable hours of the day and upon reasonable prior notice, to examine and audit such books of account and records and all other documents and materials in LICENSEE's possession or under its control (including records of LICENSEE's parents, subsidiaries, affiliates and third parties, if they are involved in activities which relate to this Agreement) relating to this Agreement. NBAP shall have free and full access for such purposes and for the purpose of making extracts and copies. Should an audit by NBAP establish a deficiency between the amount found to be due NBAP and the amount LICENSEE actually paid or reported, the LICENSEE shall pay the amount of such deficiency, plus interest at the then current prime rate (as announced by Chase Bank, New York branch) from the date such amount should have been paid until the date of payment. Should such audit establish a deficiency of more than five percent (5%), LICENSEE shall also pay for the cost of the audit. LICENSEE shall pay such amount within thirty (30) days. All such books of account and records shall be kept available for at least two (2) years after the expiration or termination of this Agreement, or three (3) years after the end of the Contract Year to which they relate, whichever is earlier. In order to facilitate inspection of its books and records, LICENSEE shall designate a symbol or number which will be used exclusively in connection with the Licensed Products on which royalty payments are payable and shall maintain for inspection as provided in this Agreement duplicates of all billings to customers with respect to Licensed Products. LICENSEE shall, within ten (10) business days of NBAP's request (which shall not be made more than four (4) times per Contract Year), furnish NBAP with a list of LICENSEE's top twenty-five (25) retail accounts for Licensed Products (on a country by country basis) and their monthly purchases of Licensed Products (broken down by unit sales and in dollar volume by retailer), provided that such information shall be kept strictly confidential. LICENSEE shall, promptly upon execution thereof, supply NBAP with true and complete copies of any agreement it enters into with any Member Team or any NBA player. In addition, LICENSEE shall, on a quarterly basis during the Term, provide NBAP with financial information furnished to the United States Securities and Exchange Commission (the "SEC"). However, if LICENSEE is no longer required to furnish such information to the SEC, LICENSEE shall, on a quarterly basis during the Term, provide NBAP with copies of all financial statements and other financial information, relevant to its NBA business, prepared by LICENSEE for distribution to its banks or other financial lending institutions to whom it reports regularly.
     (b)  (Information subject to confidential treatment.)
16.  EARLY TERMINATION
     Without prejudice to any other rights NBAP may have pursuant to this Agreement or otherwise, NBAP shall have the right to terminate this Agreement at any time if:
     (a) LICENSEE has not begun the bona-fide production of each Licensed Product within and throughout the Territory in accordance with this Agreement within three (3) months from the date that this Agreement is executed on behalf of NBAP with respect to each Licensed Product (other than Plastic Replica Jersey Licensed Products) and within twelve (12) months from the date that this Agreement is executed on behalf of NBAP with respect to Plastic Replica Jersey Licensed Products.
     (b) After two (2) delinquent payments during the Term, LICENSEE shall fail to timely remit any payment of any nature due to NBAP or any of its affiliates when due and shall fail to cure such non-payment within thirty (30) days (ten (10) days for other non-payment defaults under Paragraphs F or H) after its receipt of written notice from NBAP and provided the cumulative number of days late (excluding cure period) is more than twenty-one (21) days. LICENSEE shall have no right to cure more than three (3) payment defaults.
     (c) LICENSEE or any guarantor under this Agreement shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

     (d) LICENSEE shall fail to perform or shall be in breach of any material term or condition of this Agreement; provided, however, that if such breach can be cured, termination shall take effect thirty (30) days after written notice of such breach is sent by NBAP if such breach has not been cured during such thirty (30) day period.
     (e) LICENSEE (i) delivers Licensed Products outside the territory covered by any retail product license agreement in effect during the Term between NBAP and LICENSEE; (ii) sells Licensed Products to a third party who LICENSEE knows, or has reason to know, intends to deliver the Licensed Products outside the Territory; or (iii) LICENSEE is in breach of Paragraph 14(c).
     (f) LICENSEE sells to any third party that LICENSEE knows, or has reason to know, is altering or modifying the actual Licensed Products (as opposed to merely repackaging) prior to sale to the ultimate consumer.
     (g)  LICENSEE  is in breach of  Paragraphs  14(b) or 14(f).
     In addition to NBAP's other rights and remedies, upon termination of this Agreement under this Paragraph LICENSEE shall pay NBAP (within thirty (30) days of such termination) the Minimum Guarantees for each Licensed Product (Information subject to confidential treatment.)
17.  DISPOSAL OF STOCK; EFFECT OF TERMINATION
     (a) With respect to trading card Licensed Products,(Information subject to confidential treatment.) months following the initial ship date of each series of Licensed Product, except as otherwise approved by NBAP in writing, LICENSEE shall destroy printing plates and any such Licensed Product on hand. LICENSEE shall be entitled to retain for its purposes up to one hundred (100) cases of such Licensed Product each Contract Year. Any such Licensed Product returned after (Information subject to confidential treatment.) of its initial ship date shall also be destroyed within (Information subject to confidential treatment.) months following the initial ship date of each series of License Product. Upon request, LICENSEE shall provide NBAP with evidence of the destruction of such product or components. Upon expiration or termination, any such Licensed Product on hand at the end of the sell-off period or subsequently returned to LICENSEE (or unfinished components of Licensed Products) shall be destroyed by LICENSEE at its cost, no later than thirty (30) days thereafter.
     (b)  With respect to all Licensed  Products other than trading cards, sixty
          (60) days before the expiration of this Agreement and ten (10) days after any termination under this Agreement, LICENSEE will furnish to NBAP a certificate showing the number and description of such Licensed Products on hand or in process of manufacture. After expiration or termination of this Agreement, LICENSEE shall have no further right to manufacture, authorize any third party to manufacture, advertise, distribute, sell, promote or otherwise deal in any such Licensed Products or use the Licensed Marks or Licensed Attributes except as provided below. For a period of ninety (90) days following the expiration (but not after termination) of this Agreement, LICENSEE may sell-off and deliver completed Licensed Products which are on hand at the time of such expiration (the "Sell-Off Period"); provided, however that (i) the total number of units of each such Licensed Product sold during the Sell-Off Period may not be greater than one hundred ten percent (110%) of the total number of units of such Licensed Product on hand on the same date the preceding Contract Year, (ii) such Licensed Products may only be sold in accordance with this Agreement and in the normal course of business and at regular selling prices (i.e., price reductions for such Licensed Products shall not exceed LICENSEE's historical price reduction levels for similar products),
          (iii) all payments then due are first made to NBAP and (iv) statements and payments with respect to the Sell-Off Period are made in accordance with this Agreement. NBAP shall have the option to conduct physical inventories before the expiration of this Agreement until the end of the Sell-Off Period in order to verify such inventory and/or statements. If LICENSEE refuses to permit such physical inventory, LICENSEE shall forfeit its right to dispose of its inventory. After such Sell-Off Period, all inventory on hand or in process (including all promotional and packaging materials) will be destroyed.
18.  EQUITABLE RELIEF
     LICENSEE acknowledges that NBAP is entering into this Agreement not only in consideration of the royalties to be paid, but also for the promotional value and intrinsic benefit resulting from the manufacture, advertisement, distribution, sale and promotion of the Licensed Products by LICENSEE in the Territory. LICENSEE acknowledges that the Licensed Marks and Player Attributes possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which NBAP would sustain as a result of the unauthorized use thereof. LICENSEE further acknowledges that: (i) its failure to manufacture, advertise, distribute, sell and promote the Licensed Products in accordance with this Agreement, including LICENSEE's failure to satisfy its obligation to maintain and not to detract from the value of the Licensed Marks, and (ii) the unauthorized use of the Licensed Marks or Licensed Attributes, will, in either case, cause immediate and irreparable damage to NBAP for which NBAP would not have an adequate remedy at law. Therefore, LICENSEE agrees that, in the event of a breach of this Agreement by LICENSEE, in addition to such other legal and equitable rights and remedies as shall be available to NBAP, NBAP shall be entitled to injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.
19.  NOTICES

     All notices and statements to be given and all payments to be made under this Agreement shall be given or made at the respective address of the parties as set forth above, unless notification of a change of address is given in writing. Any notice of breach or default must be in writing and sent by facsimile (with confirmation copy sent by regular mail) or express delivery properly addressed (with courtesy copy, attention: General Counsel, and in the case of LICENSEE, to Scott Silverstein, Vice President
     - Business Affairs and also to LICENSEE's controller in instances of payment default). Any written notice shall be deemed to have been given at the time it is confirmed received, if sent by facsimile, or next business day if sent by express delivery.
20.  NO JOINT VENTURE
     Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers. Neither party shall have the power to obligate or bind the other to a third party in any manner whatsoever.
21.  ARBITRATION OF CERTAIN MATTERS
     Any dispute or disagreement between the parties relating solely to the amount of royalty payments owing under this Agreement shall be settled by arbitration in New York City under the rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction. No other dispute or disagreement between the parties (including any claim by NBAP that LICENSEE is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach of this Agreement) shall be settled by arbitration. All decisions by NBAP relating to disapproval of any Licensed Product or advertising, promotion or display material shall be final and binding on LICENSEE and shall not be subject to review in any proceeding.
22.  USE OF PLAYERS
     (a) LICENSEE acknowledges that this Agreement does not grant to LICENSEE any licenses or rights with respect to the use of Player Attributes except on Licensed Product as expressly provided herein and in advertising and promotional materials specifically approved by NBAP. The license granted under this Agreement does not include, and shall not be used to imply, a testimonial or endorsement of any Licensed Products by any NBA player. LICENSEE shall not use Player Attributes in any manner that is a testimonial or endorsement without first obtaining written authorization from the subject player(s) ("Endorsement Rights"). LICENSEE shall not enter into any agreement with any NBA player which would require that player to wear any LICENSEE-identified item in or at any NBA game, competition or event (either courtside or in any locker room).
     (b) LICENSEE may enter into an "exclusive" Endorsement Rights agreement with a current NBA player but acknowledges that, notwithstanding any such exclusivity, under the group license agreement between NBAP and the NBPA, such player has no right to "opt-out" with respect to the trading card category. Accordingly, LICENSEE further acknowledges that NBAP shall continue to license to other trading card manufacturers the right to use the Licensed Attributes of such player. Notwithstanding the foregoing, NBAP shall not permit any other trading card manufacturer to use the Licensed Attributes of any player for whom LICENSEE has secured Endorsement Rights in any manner that is a testimonial or endorsement of such other manufacturer's product (e.g., use with greater prominence than other players depicted in the materials submitted to NBAP for approval).
     (c) In the event any current NBA player retires or becomes inactive (e.g., has been waived and is not under contract to any NBA team), upon receipt of written notice from NBAP that such a player has retired or become inactive, LICENSEE shall cease and/or cause to cease the use of such player's Licensed Attributes in the manufacture, distribution, advertisement, promotion and sale of the Licensed Products within (Information subject to confidential treatment.) of receipt of NBAP's notice.
23.  WARRANTIES
     NBAP represents and warrants that it has the right and authority to enter into and perform this Agreement and has the right to grant the rights to use the Licensed Marks and Licensed Attributes as provided under this Agreement. LICENSEE represents and warrants that it has the right and authority to enter into and perform this Agreement and has the right to grant all rights to Commissioned Photos as provided under this Agreement. LICENSEE further represents and warrants that (i) all advertising and promotional materials shall comply with all applicable laws, regulations and standards, and (ii) all advertising and promotional materials and all graphics used on Licensed Products will not violate the intellectual property rights of any third party. NBAP's approval of such materials will not imply a representation or belief that NBAP believes such materials are sufficient to meet applicable laws, regulations and standards, nor shall it imply that NBAP agrees with or supports any claims made by LICENSEE in any advertising materials relating to the Licensed Products.
24.  SEVERABILITY
     In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed and enforced as if such provision were not contained in this Agreement.
25.  MISCELLANEOUS

     (a) Assignment: This Agreement and any rights granted under this Agreement are personal to LICENSEE and shall not be assigned, sublicensed, subcontracted or encumbered, directly or indirectly, by law or by contract, without NBAP's prior written consent, which consent may, in NBAP's sole discretion, (i) be contingent upon a fee payable by LICENSEE or the transferee, the amount of which shall be determined by NBAP in its sole discretion, and/or (ii) impose other terms and conditions upon the assignment, or transfer. Any transfer of a controlling interest in LICENSEE or in any party which currently controls LICENSEE (directly or indirectly), which is accompanied, or followed within a year thereof, by a change in 2 of the 3 following senior management positions: chief executive officer; president; or vice president of marketing, shall be deemed an assignment prohibited by the preceding sentence. Any nonconsensual assignment, sublicense, subcontract or encumbrance of this Agreement by LICENSEE shall be invalid and of no force or effect. Upon any such nonconsensual assignment, sublicense or encumbrance, this Agreement shall terminate and all rights granted under this Agreement shall immediately revert to NBAP.
     (b) Waiver: None of the provisions of this Agreement can be waived or modified except expressly by a writing signed by both parties. There are no representations, promises, agreements, warranties, covenants or undertakings by either party other than those contained in this Agreement. No failure on the part of NBAP to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.
     (c) Survival: No expiration or termination of this Agreement shall relieve LICENSEE of its obligation to pay NBAP any amounts due to NBAP at the time of termination (subject to any credit otherwise provided for above), regardless of whether these amounts are then or thereafter payable. The provisions of Paragraphs 3, 4, 10(d), 12 and 25(f) shall survive the expiration or termination of this Agreement.
     (d) Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws. Any claim arising under this Agreement (except as provided under Paragraph 21) shall be prosecuted in a federal or state court of competent jurisdiction located within the City of New York, USA and LICENSEE and NBAP consent to the jurisdiction of such court and to the service of process by mail.
     (e) Loss or Damaged Materials:In the event of any dispute between NBAP and LICENSEE regarding loss or damaged Commissioned Photos, the parties agree that the value of each such photographs, transparency or negative shall not exceed one dollar ($1.00). If unprocessed film is lost by NBA PHOTOS, NBAP shall reimburse LICENSEE for its out-of-pocket costs in connection with the assignment (e.g., the photographer's fee and travel expenses, film and strobe expenses) where the lost film was shot.
     (f) Confidentiality: Neither party shall (nor shall they permit or cause their employees or agents to) divulge, disseminate or publicize information relating to this Agreement or the financial or other terms of this Agreement (including any information on the specifications or methods of reproduction of the Licensed Marks or obtained pursuant to Paragraph 13 above (except as for use as otherwise permitted thereunder) or Paragraph 15(a) above) to any third party (other than their respective attorneys or accountants or the NBA Board of Governors), except as may be required by law or to fulfill the terms of this Agreement.
     (g) Construction: This Agreement has been executed in a text using the English language, which text shall be controlling. This Agreement, together with any exhibits or attachments, constitutes the entire agreement and understanding between the parties and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter of this Agreement between LICENSEE and the NBA, any Member Team, NBAP or NBAE. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement shall not be binding on NBAP until signed on its behalf by its President or Senior Vice President, Business Affairs.

                                      # # #

                                   SCHEDULE A

                (Information subject to confidential treatment.)

                                   SCHEDULE B

                (Information subject to confidential treatment.)

                                    EXHIBIT A

                              NBA PROPERTIES, INC.
                      LICENSEE AND SUPPLIER CODE OF CONDUCT


The NBA's mission is to be the most respected and successful sports league and sports marketing organization in the world. In keeping with this mission, NBA Properties, Inc. ("NBAP") is committed to conducting its business in a socially responsible and ethical manner. We expect all NBAP licensees, including their contractors, engaged in the manufacture and sourcing of products bearing NBA, WNBA, USA Basketball and NBC trademarks (collectively "Product Suppliers") to share this commitment. At a minimum, all Product Suppliers must adhere to the following Licensee and Supplier Code of Conduct:

1.   ETHICAL STANDARDS
     Product Suppliers shall conduct their businesses in accordance with the highest standards of ethical behavior.

2.   COMPLIANCE WITH APPLICABLE LAWS
     Product Suppliers shall comply with all applicable laws and regulations of the countries, states and localities in which they operate.

3.   EMPLOYMENT PRACTICES
     NBAP will only do business with Product Suppliers whose employees are appropriately compensated, present at work voluntarily, not at undue risk of physical harm and not exploited in any way. In addition, Product Suppliers must comply with the following specific standards:

     o Wages and Benefits: Product Suppliers shall provide wages, overtime compensation and benefits at not less than the minimum levels required by applicable laws and regulations or the prevailing local industry levels, if higher.

     o Working Hours: Product Suppliers shall, at a minimum, comply with all applicable working hours laws and regulations. Except in unusual business circumstances, employees shall not be required to work more than the lesser of (a) 48 hours per week and 12 hours of overtime or
          (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such locality plus 12 hours of overtime. In addition, except in unusual business circumstances, employees shall be entitled to at least one day off in every seven-day period.

     o Child Labor: Product Suppliers shall not employ any person under the age of 15 (or 14 where allowed by local law) or under the local age for completing compulsory education, if higher.

     o Forced Labor: Product Suppliers shall not use any forced labor, whether in the form of prison labor, indentured labor, bonded labor or otherwise.

     o Harassment or Abuse: Product Suppliers shall treat each employee with dignity and respect, and shall not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

     o Nondiscrimination: Product Suppliers shall not discriminate in employment practices on the basis of race, religion, age, nationality, social or ethnic origin, gender, sexual orientation, political opinion or disability.

     o Freedom of Association: Product Suppliers shall recognize and respect the right of employees to join organizations of their own choosing and shall neither threaten nor penalize employees for their efforts to organize or bargain collectively.

     o Health and Safety: Product Suppliers shall provide employees with a safe and healthy working environment. Manufacturing facilities shall, at a minimum, contain clean restrooms, potable water, adequate lighting, adequate ventilation and fire exits. Residential facilities, if provided, shall also be kept sanitary and safe.

4.   ENVIRONMENTAL REQUIREMENTS
     Product Suppliers shall comply with all applicable environmental laws and regulations.

5.   COMMUNICATION
     Product   Suppliers  shall  take  appropriate  steps  to  ensure  that  the provisions  of this  Code are  communicated  to  employees,  including  the prominent posting of the Code (in the local language) in their manufacturing facilities.

6.   MONITORING AND COMPLIANCE
     Product Suppliers shall conduct periodic audits of manufacturing facilities, on the basis of which they shall certify to NBAP on request either that (a) all products bearing NBA, WNBA, USA Basketball and NBC trademarks have been manufactured in compliance with this Code, or (b) identified facilities have been found not to be in compliance with this Code, in which event the Product Supplier shall specify appropriate and effective steps to remedy the non-compliance. NBAP or its representatives are authorized to engage in monitoring activities to confirm compliance with this Code, including on-site inspections of manufacturing facilities and residential facilities, audits of records relating to employment matters and private interviews with employees at all levels. Product Suppliers shall retain and make available to NBAP or its representatives, either on site or at agreed upon locations, all documentation that may be required to assess whether or not the Product Supplier is in compliance with this Code.

7.   FAILURE TO COMPLY
     NBAP reserves the right, in addition to all other legal and contractual rights, to terminate its relationship with any Product Supplier found to be in violation of this Code.